Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to Registration Statement on Form F-1 of DJSP Enterprises, Inc. of our report dated March 31, 2009, relating to our audit of the balance sheet of Chardan 2008 China Acquisitions as of December 31, 2008 and the related statements of operations, changes in shareholders’ equity, and cash flows from February 18, 2008 (inception) through December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ JEWETT, SCHWARTZ, WOLFE & ASSOCIATES
Hollywood, Florida
March 26, 2010